Exhibit (a)(1)(F)

Offer to Purchase for Cash

by

ADT Inc.

of

Up to 133,333,333 Shares of its Common Stock and Class B Common Stock

at a Purchase Price of $9.00 per Share, Representing an Aggregate Purchase Price of Up to $1,200,000,000

NOTICE TO CERTAIN HOLDERS OF STOCK OPTIONS

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 20, 2022,

UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS IT MAY BE

EXTENDED OR TERMINATED, THE “EXPIRATION TIME”).

September 12, 2022

To Plan Participants:

Enclosed for your consideration are the Offer to Purchase dated September 12, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”, which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”), in connection with the offer by ADT Inc., a Delaware corporation (the “Company” or “ADT”), to purchase for cash up to 133,333,333 shares of its common stock, par value $0.01 per share (the “Common Stock”), and its Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Common Stock, the “Shares”), at a price of $9.00 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer.

The Offer is subject to a number of terms and conditions that are described in the Offer to Purchase. You are receiving this letter because you hold either (i) vested stock options or (ii) stock options that will vest on or before October 14, 2022, which is the date that is four business days prior to the Expiration Time (the “Cut-Off Date”). This letter provides a brief overview of the Offer and the steps you need to take if you wish to participate.

If you do decide to exercise your vested stock options and participate in the Offer, you should be aware that you must exercise your vested stock options, in the method described below, no later 4:00 p.m., New York City time, on the Cut-Off Date, to allow UBS Financial Services Inc., our stock plan administrator (“UBS”), enough time to facilitate your exercise, to transfer shares of Common Stock to your UBS brokerage account and for UBS to tender shares of Common Stock on your behalf pursuant to the Offer prior to the Expiration Time. The option exercise procedure and the procedure for UBS to submit a tender on your behalf requires up to four business days, so you should plan the timing of your decisions accordingly.

For further information, or if you have any questions relating to exercising your options, including those relating to the applicable deadlines, contact our stock plan administrator, UBS by telephone at (561) 659-9591 or by email at braffgroup@ubs.com.

Procedure for Option Holders to Participate

The Offer is being made to all of ADT’s stockholders. Because you hold vested options (or hold options that will vest on or before the Cut-Off Date), you may participate in the Offer by (i) exercising your vested stock options, in the method described herein, and then (ii) verbally instructing UBS to tender on your behalf any or all of the shares of Common Stock you receive from the exercise, in accordance with the terms and conditions of the Offer to Purchase. You should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including ADT’s purpose for making the Offer.

For information about your stock option grants, including grant date, exercise price, vesting dates, number of vested Shares and expiration dates, please access your account with UBS on the UBS OneSource stock plan administration platform at www.ubs.com/onesource/adt. Representatives of UBS are also available if you have questions related to your stock options, or if you need assistance in exercising your vested stock options.

You should also review the prospectuses prepared in connection with the registration on Form S-8 of the shares of Common Stock underlying your stock options. The prospectuses are available on the UBS OneSource stock plan administration platform at www.ubs.com/onesource/adt.

In order for you to exercise your vested stock options and tender shares of Common Stock that you receive from the exercise, in addition to complying with the requirements of the Offer to Purchase and Letter of Transmittal, you must comply with the requirements of the applicable equity plan and award agreement and other applicable agreements and policies, which documents are available upon request and on UBS’s stock plan administration platform at www.ubs.com/onesource/adt. Without limiting the foregoing, if you are subject to ADT’s Insider Trading Policy (the “Blackout Policy”), your exercise of vested options and tender of shares of Common Stock will be prohibited. If you are considering exercising your stock options and participating in the Offer, you should contact Paul Werner, by telephone at (561) 988-1944 or by email at prwerner@adt.com, or Janet Buttery, by telephone at (561) 322-4937 or by email at janetbuttery@adt.com, to determine whether you are prohibited from tendering your shares of Common Stock under the Blackout Policy.

If you are a former employee of ADT or its subsidiaries, and (i) ADT terminated your employment without cause or you resigned for any reason (other than due to your retirement), then your vested stock options generally remain exercisable until the earlier of 30 days (in the case of stock options granted under the Company’s 2016 Equity Incentive Plan) or 90 days (in the case of stock options granted under the Company’s 2018 Omnibus Incentive Plan) following the effective date of your termination of employment and the tenth anniversary of your option grant date (the “Option Period”) or (ii) your employment is terminated due to disability, death or retirement, then your vested stock options generally remain exercisable until the earlier of the last day of the Option Period and the date that is one (1) year after the date of death or termination on account of disability or retirement. You should review your award agreement to confirm the expiration date of your stock options. Please keep the expiration date of your stock options in mind when making a decision about whether to participate in the Offer. The Offer will not extend such expiration date or otherwise modify the terms of your options.

If you decide to exercise your vested stock options and are permitted to do so under the applicable equity plan, award agreements and other applicable agreements and policies (including the Blackout Policy), in order to participate in the Offer, you must exercise your stock options in a manner that will allow you to receive shares of Common Stock upon exercise. Subject to the applicable equity plan, award agreements and other applicable agreements governing your options, this can be accomplished by one or more of the following methods:

(a)

If you hold vested stock options (or hold options that will vest on or before the Cut-Off Date) under the 2016 Equity Incentive Plan (the “2016 Plan”), you can make payment of the aggregate option exercise price and the applicable tax withholdings by making a cash payment.

In addition, upon the exercise of such options, to the extent you are not already party to the Management Investor Rights Agreement (“MIRA”), you are required to become a party to the MIRA by delivering to ADT an executed Adoption Agreement (including the related spousal consent). The Adoption Agreement (including the related spousal consent) is attached to the Notice of Option Exercise, which is attached hereto, and will also be available on the UBS OneSource stock plan administration platform at www.ubs.com/onesource/adt. You must complete and execute the Notice of Option Exercise, along with the Adoption Agreement (including the related spousal consent), and return the executed versions to UBS by email at braffgroup@ubs.com prior to or simultaneously with the exercise of your vested stock options under the 2016 Plan.

(b)

If you hold vested stock options (or hold options that will vest on or before the Cut-Off Date), under the 2018 Omnibus Incentive Plan (the “2018 Plan”), you can make payment of the aggregate option exercise price and the applicable tax withholdings:

(i)	by the method described above for the 2016 Plan, except that you do not need to complete the Notice of Option Exercise and Adoption Agreement;

(ii)

by means of a “net exercise” procedure effected by ADT withholding a certain number of shares of Common Stock that otherwise would be issued to you when you exercise your vested stock options (the number of withheld shares of Common Stock will have a value equal to the cash payment you would otherwise have been required to make); or

(iii)

by means of a broker-assisted “cashless exercise” procedure pursuant to which you elect to exercise your vested stock options by delivering a copy of irrevocable instructions to ADT or its designee (including a third party administrator) to sell a portion of the shares of Common Stock otherwise deliverable to you upon the exercise of the vested stock option and to deliver promptly to ADT an amount equal to the exercise price and all applicable required withholding taxes.

Upon the exercise of your vested options, UBS will be the holder of record of shares of Common Stock held for your account. As such, UBS will be the only ones who can tender your shares of Common Stock, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares of Common Stock UBS holds, or will hold, for your account.

Please note the following:

1.     If the exercise price of your stock options is equal to or greater than the Purchase Price and you elect to exercise your stock options and participate in the Offer, you will experience a financial loss. In addition, as described below, not all of the shares of Common Stock you validly tender may be purchased by the Company due to the “odd lot” priority and proration provisions described in the Offer to Purchase. As a result, the amount of cash paid by you in connection with the exercise of your options may be higher than the amount of cash you ultimately receive in connection with the Company’s purchase of any of the shares of Common Stock you tender in the Offer. We strongly encourage you to consult with your broker or other financial or tax advisor before determining whether to exercise any options with an exercise price equal to or greater than the Purchase Price and participate in the Offer.

2.     Following the exercise of your vested options, you may tender the shares of Common Stock that you receive upon exercise by verbally instructing UBS to do so on your behalf by calling (561) 659-9591, for cash, less any applicable withholding tax and without interest.

3.     You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares of Common Stock will be purchased in the event of proration.

4.     The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Strategic Investment Condition (as defined in the Offer to Purchase). See Section 6 of the Offer to Purchase.

5.     The Offer, withdrawal rights and proration period will expire at 12:00 midnight, New York City time, at the end of the day on October 20, 2022, unless the Company extends the Offer. Shares must be properly tendered by the Expiration Time to ensure that at least some of your shares of Common Stock will be purchased if there is proration. The exercise of your vested options should be completed and your verbal instructions to UBS should be given by the Cut-Off Date to permit UBS to submit a timely tender on your behalf.

6.     Without limiting the forgoing, if you are subject to the Blackout Policy, your tender of shares of Common Stock will be prohibited. If you are considering participating in the Offer, you should contact Paul Werner, by telephone at (561) 988-1944 or by email at prwerner@adt.com, or Janet Buttery, by telephone at (561) 322-4937 or by email at janetbuttery@adt.com, to determine whether you are prohibited from tendering your shares of Common Stock under the Blackout Policy.

7.     If you are an Odd Lot Holder and you instruct UBS to tender on your behalf all of the shares of Common Stock that you own before the Expiration Time and verbally indicating to UBS that you are an Odd Lot Holder in connection with your instruction, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares of Common Stock for purchase before proration, if any, of the purchase of other Shares validly tendered and not validly withdrawn before the Expiration Time.

You should evaluate all of the Offer documents to determine if participation would be advantageous to you. The Offer documents consist of (i) an Offer to Purchase, dated September 12, 2022, (ii) the Letter of Transmittal and (iii) this letter. You can obtain a copy of the Offer documents from D.F. King & Co., Inc., which is acting as the information agent for the Offer (the “Information Agent”), at (877) 732-3619 or adt@dfking.com, or the dealer manager for the Offer, Morgan Stanley & Co. LLC (the “Dealer Manager”), at (855) 453-0952. The Offer to Purchase sets forth all of the terms and conditions of the Offer, some of which are summarized below.

Whether or not you choose to exercise your stock options, and whether or not you choose to tender your shares of Common Stock, is entirely your decision. ADT’s Board of Directors (the “Board”) has approved the making of the Offer. However, none of ADT, the Board, Apollo (as defined in the Offer to Purchase), UBS, the Dealer Manager or the Information Agent makes any recommendation as to whether you should exercise your stock options, whether you should tender or refrain from tendering your shares of Common Stock or as to how many shares of Common Stock to tender. ADT has not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares of Common Stock and, if so, how many shares of Common Stock to tender in the Offer. You should read carefully information set forth or incorporated by reference in the Offer to Purchase and the Letter of Transmittal, including ADT’s purpose for making the Offer, and consult your own tax, financial and other personal advisors before determining whether to exercise options and whether to participate in the Offer.

If you wish to exercise all or a portion of your vested stock options in order to tender the underlying shares of Common Stock in the Offer, you must exercise your stock options, in the manner described above, no later than 4:00 p.m., New York City time, on the Cut-Off Date, to allow UBS enough time to facilitate your exercise, to transfer shares of Common Stock to your UBS brokerage account and for UBS to tender shares of Common Stock on your behalf pursuant to the Offer prior to the Expiration Time. The option exercise procedure and the procedure for UBS to submit a tender on your behalf requires up to four business days, so you should plan the timing of your decisions accordingly.

If you do elect to exercise your stock options, the exercise is not revocable, even if you subsequently choose not to tender your shares of Common Stock or all or a portion of your shares of Common Stock are not accepted in the Offer.

If you wish to have UBS tender any or all of the shares of Common Stock following exercise, please so instruct UBS by calling UBS at (561) 659-9591. If you authorize UBS to tender your shares of Common Stock,

UBS will tender all your shares of Common Stock unless you specify otherwise in your verbal instructions to UBS.

Summary of Terms of the Offer

The terms and conditions of the Offer are fully set forth or incorporated by reference in the Offer to Purchase and the Letter of Transmittal, available from the Information Agent, at (877) 732-3619 or adt@dfking.com, or the Dealer Manager at (855) 453-0952. The summary set forth below is intended only to provide you with a brief overview of the Offer so that you can determine whether you want to obtain a copy of the Offer documents for further review. This summary is qualified entirely by the terms and conditions set forth or incorporated by reference in the Offer to Purchase and the Letter of Transmittal.

ADT is offering to purchase for cash up to 133,333,333 Shares at a price of $9.00 per Share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer will be fully subscribed as a result of the Apollo Commitment (as defined in the Offer to Purchase), and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment (as defined in the Offer to Purchase). As a result, ADT will purchase 133,333,333 shares of Common Stock, which would represent approximately 15% of its issued and outstanding shares of Common Stock (assuming conversion of all issued and outstanding shares of the Class B Common Stock on a share-for-share basis into shares of Common Stock, and including restricted share awards, assuming attainment of the maximum level of performance) as of August 29, 2022. The shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing restricted stock units or performance-based restricted stock units, or shares of Common Stock that ADT expects to issue in connection with the Strategic Investment (as defined in the Offer to Purchase). However, upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of the Offer), ADT will issue 133,333,333 new shares of Common Stock to State Farm (as defined in the Offer to Purchase), meaning the number of issued and outstanding shares of Common Stock will not change after giving effect to the Strategic Investment and the Offer. ADT expects to fund the purchase of Shares in the Offer with the proceeds of the Strategic Investment and to pay the fees and expenses in connection with the Offer with available cash.

Upon the terms and subject to the conditions of the Offer (including the “odd lot” priority and proration provisions described in the Offer to Purchase), ADT will accept for payment and pay the Purchase Price for all of the Shares validly tendered and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer. If more than 133,333,333 Shares are validly tendered and not validly withdrawn, ADT will purchase Shares as follows:

•

first, the Company will purchase all Shares tendered by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”) who:

•

tenders all Shares owned beneficially or of record and does not validly withdraw such Shares (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

•	second, ADT will purchase all other Shares validly tendered (and not validly withdrawn) on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares.

As described in the Offer to Purchase, the Offer will be fully subscribed as a result of the Apollo Commitment even if no stockholders other than the Apollo Stockholder Entities (as defined in the Offer to Purchase) elect to tender their Shares in the Offer. Moreover, no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment. In the event of an over-subscription of the Offer, Shares tendered will be subject to the “odd lot” priority and proration provisions described above and, as a result, ADT may not purchase all of the Shares that you tender even if you validly tender them. See Section 1 of the Offer to Purchase and “Summary Term Sheet—Have there been any recent developments of which I should be aware?” of the Offer to Purchase.

If you exercise any of your vested stock options and tender your shares of Common Stock, you may withdraw any shares of Common Stock you have tendered by instructing UBS to arrange for the withdrawal of your shares of Common Stock at any time before 4:00 p.m., New York City time, on the business day prior to the Expiration Time. If ADT has not accepted for payment the shares of Common Stock you have tendered by 12:00 midnight, New York City time, at the end of the day on November 8, 2022, you may also withdraw such shares of Common Stock at any time thereafter.

ADT will purchase only those Shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All Shares accepted for payment will be paid promptly after the Expiration Time to the seller in cash, less any applicable withholding taxes and without interest.

If you exercise any of your vested stock options, and ADT does not accept the tender of all or any of your shares of Common Stock for any reason, including, without limitation, oversubscription, you will not be able to rescind your stock option exercise. In the event of an over-subscription of the Offer, Shares validly tendered and not validly withdrawn will be subject to the proration and “odd lot” priority provisions described above and in the Offer materials and, as a result, all of the Shares so tendered may not be purchased.

Tax Implications

You should consult your own tax advisor as to the particular U.S. federal income tax consequences to you of exercising your stock options and tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to option exercises and the Offer.

THE COMPANY IS NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY APPLICABLE LAW, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER A GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, THE HOLDERS OF SHARES RESIDING IN THAT JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, “BLUE SKY” OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THE APPLICABLE JURISDICTION.

Stock plan recordkeeping and administrative services are provided by UBS. ADT and UBS are not affiliated. This material has been prepared and distributed by ADT and it is solely responsible for its accuracy.

NOTICE OF OPTION EXERCISE

ADT INC.

ADT Inc.

c/o ADT Corporation

1501 Yamato Road

Boca Raton, FL 33431

Attention: David Smail

Reference is hereby made to the Non-Qualified Stock Option Agreement, dated ______________, 20__ (the “Option Agreement”), between myself and ADT Inc. (f/k/a Prime Security Services Parent, Inc.), a Delaware corporation (the “Company”).

1.

Exercise Notice. I hereby exercise the option (or a portion thereof) granted to me pursuant to the Option Agreement (the “Option”), subject to all the terms and provisions thereof and of the Prime Security Services Parent, Inc. 2016 Equity Incentive Plan (the “Plan”), and notify you of my desire to purchase ______ shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share, at a price of $_____ per Share pursuant to the exercise of the Option. Defined terms used but not defined herein shall have the meanings as set forth in the Plan.

2.	Delivery of Exercise Price and Withholding Tax.

Full payment of (i) the exercise price, in accordance with Section 5.9 of the Plan, and (ii) any applicable withholding taxes, in accordance with Article XV of the Plan, accompanies this Notice of Option Exercise.

☐	Personal or certified check payable to ADT Inc. in the amount of $_______.

☐

ONLY in the case of death or Disability, I or my representative hereby requests that the Company withhold from the number of Option Shares with respect to which the Option is being exercised a number of Shares having, as of the date of such exercise, a Fair Market Value equal to the aggregate Option Price of the Option Shares with respect to which the Option is being exercised.

☐

ONLY in the case of death or disability, I or my representative hereby requests that the Company withhold from the number of Option Shares with respect to which the Option is being exercised a number of Option Shares having, as of the date of such exercise, a Fair Market Value equal to the withholding taxes I would otherwise be required to pay to the Company upon such exercise with respect to the portion of the Option I have elected to exercise.

I would like to consummate the purchase on ________________ (date must be prior to the termination of the Option).

I understand that ownership of the Option Shares will not be transferred to me until the total exercise price and all applicable withholding taxes have been paid.

3.

Management Investor Rights Agreement. As a condition to the exercise of the Option, I am executing and delivering to the Company my signature page to the adoption agreement to the Amended & Restated Management Investor Rights Agreement, dated as of January 23, 2018, by and among the Company and the other stockholders party thereto (as amended, supplemented, or otherwise modified from time to time, the “Management Investor Rights Agreement”) attached hereto as Exhibit A (the “Adoption Agreement”). I hereby acknowledge that I have received and reviewed a complete copy of the Management Investor Rights Agreement and agree that upon exercise of the Option and execution of the Adoption Agreement I shall become a party to the Management Investor Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Management Investor Rights Agreement (including the transfer restrictions therein.

4.	Representations and Warranties. I hereby represent and warrant to the Company that:

(a)

The Option Shares acquired upon the exercise of the Option are being acquired for my own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, and no Option Shares will be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b)	I am able to evaluate the risks and benefits of the ownership of the Option Shares.

(c)

I have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Option Shares and have had full access to such other information concerning the Company and its subsidiaries as I have requested.

5.	Acknowledgements. I understand and agree that:

(a)	The Option Shares represent a highly speculative investment, and there can be no assurance as to the success of the Company in its business;

(b)

The Option Shares cannot be sold, transferred or otherwise disposed of except in very limited circumstances in accordance with the provisions of the Plan and the Management Investor Rights Agreement, and at present no market for the Option Shares exists and it is not anticipated that a market for the Option Shares will develop in the future; I will not resell the Option Shares (i) without registration thereof under the Securities Act (unless an exemption from such registration is available) or (ii) in violation of any law; and I may not be able to sell, transfer or otherwise dispose of the Option Shares when I wish to do so;

(c)

The Company may (i) include a legend on any certificate(s) representing the Option Shares indicating that transfer of such Option Shares is restricted and (ii) from time to time, make stop transfer notations in its transfer record to ensure compliance with the Securities Act and any applicable state securities laws, and any additional restrictions imposed by state securities administrators.

(d)

In making my investment decision with respect to the exercise of the Option, I have not relied upon the Company or any of its subsidiaries or affiliates, or any representative thereof for any advice of any sort, including, but not limited to tax or securities law advice.

*    * *

I agree that I will take any other actions required by the Company in the connection with the exercise of the Option and my holding of the Option Shares. I understand that I must abide by the terms of the Management Investor Rights Agreement, the Option Agreement, the Plan and any other applicable agreements.

I acknowledge and agree that this Notice of Option Exercise is a legal document which is binding on me and that I have been provided with ample opportunity to consult with independent legal counsel regarding the terms, conditions and nature of this Notice of Option Exercise.

, 2022
Date

EXHIBIT A

Adoption Agreement

This Adoption Agreement (this “Adoption Agreement”) is executed pursuant to the terms of the ADT Inc. Amended & Restated Management Investor Rights Agreement, dated as of January 23, 2018 (as the same may be amended, restated and/or modified from time to time, the “Management Investor Rights Agreement”), and the terms of the Prime Security Services Parent, Inc. 2016 Equity Incentive Plan, (copies of which have previously been provided) by the holder (“Holder”) executing this Adoption Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows:

(1)

Acknowledgement. Holder acknowledges that Holder is acquiring certain Common Stock of ADT Inc. (f/k/a Prime Security Services Parent, Inc.), a Delaware corporation (the “Company”), subject to the terms and conditions of the Management Investor Rights Agreement among the Company and the Holders party thereto. Capitalized terms used herein without definition are defined in the Management Investor Rights Agreement and are used herein with the same meanings set forth therein.

(2)

Agreement. Holder (i) agrees that the Common Stock acquired by Holder, and certain other Common Stock and other securities that may be acquired by Holder in the future, shall be bound by and subject to the terms and conditions of the Management Investor Rights Agreement, pursuant to the terms and conditions thereof and (ii) hereby adopts the Management Investor Rights Agreement with the same force and effect as if he or she were originally a party thereto.

(3)

Notice. Any notice required or permitted by the Management Investor Rights Agreement or under the Certificate of Incorporation, the Bylaws, the Delaware General Corporation Law or other applicable law may be given to Holder at the address or by means of electronic transmission set forth beside Holder’s signature below. Holder further agrees to notify the Company of any change to Holder’s electronic mail address, and further agrees that the provision of such notice to the Company shall constitute the consent of Holder to receive notice at such electronic mail address. In the event that the Company is unable to deliver notice to Holder at the electronic mail address so provided by Holder, Holder shall, within two (2) Business Days after a request by the Company, provide the Company with a valid electronic mail address to which Holder consents to receive notice at such electronic mail address.

(4)

Joinder. Holder agrees that, unless otherwise determined by the Company or TopCo Parent, the spouse of Holder (and any subsequent spouse) shall execute and deliver a Spousal Consent or, if unmarried, personally execute and deliver a Spousal Consent, in each case substantially in the form attached hereto.

Address for Notice:	HOLDER

Spousal Consent

Date: _________________, 20___

Reference is made to that certain:

ADT Inc. Amended & Restated Management Investor Rights Agreement, dated and effective as of January 23, 2018 (as amended from time to time, the “MIRA”); and

Nonqualified Stock Option Agreement by and between ADT Inc. (f/k/a Prime Security Services Parent, Inc.), a Delaware corporation (the “Company”) and ____________________ (the “Participant”), dated and effective as of ___________________, 20__ (the “Award Agreement”).

  For Married Participants:

The undersigned, ____________________________, married to the Participant, both with domicile at ______________________________________, hereby states the following:

1.	that I have full knowledge of the terms and conditions of the MIRA and the Award Agreement;

2.

that I confirm, acknowledge, approve of and hereby give my irrevocable and unconditional consent to the Participant and the Company in respect of the transfer of all securities of the Company held by the Participant at any time, as well as the exercise of all rights and obligations attached thereto (including pursuant to Sections 2(b), 2.2, 2.3, 2.4 and 15.7) and, under the terms and conditions of the MIRA and/or any other related agreements or documents;

3.

that this Spousal Consent shall be valid and effective upon the signing hereof and I, whether now or in the future, shall accept, agree and ratify all actions taken by the Participant in connection with the above matter;

4.	that this Spousal Consent shall be valid and effective for the transfer of the abovementioned securities of the Company in one or more times; and

5.

that I grant to the Participant all power and authority to, in my behalf and representation, perform all acts and execute, in the terms that my spouse deems appropriate, all agreements, instruments, minutes, communications, endorsements and other documents related to the implementation of the above.

This Spousal Consent is governed by the laws of the State of Delaware.

Spouse of Participant

  For Unmarried Participants:

I am unmarried, and I therefore have full capacity to agree to the investment and the other obligations or determinations undertaken under the MIRA and the Award Agreement. If I marry at a time that I hold securities of the Company or retain any rights in respect of such securities, I hereby undertake to notify the Company of such change in status and to arrange for my spouse to execute and return a Spousal Consent within sixty (60) days after the marriage.

Participant